EXHIBIT 5.1

                  RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN
               A PARTNERSHIP INCLUDING PROFESSIONAL ASSOCIATIONS
      2500 FIRST UNION FINANCIAL CENTER [bullet] MIAMI, FLORIDA 33131-2336
                           TELEPHONE: (305) 374-7580
              FAX: (305) 374-7593 [bullet] BROWARD: (305) 462-6808


                                                 November 6, 1995

TO THE BOARD OF DIRECTORS
OF ALL AMERICAN SEMICONDUCTOR, INC.

Ladies and Gentlemen:

         As counsel for All American Semiconductor, Inc., a Delaware corporation (the "Company"), we are familiar with the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company and with the terms of the proposed transaction (the "Transaction") pursuant to which the Company and two newly-formed, wholly-owned subsidiaries, All American Added Value, Inc., a California corporation ("California Subsidiary"), and All American A.V.E.D., Inc., a Colorado corporation ("Colorado Subsidiary", and together with the California Subsidiary collectively the "Subsidiaries), will acquire by merger two affiliated companies, Added Value Electronics Distribution, Inc., a California corporation ("Added Value"), and A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Rocky Mountain", and together with Added Value collectively the "Added Value Companies"). If the Transaction is consummated, Added Value will first be merged with and into the California Subsidiary with the California Subsidiary the surviving corporation and Rocky Mountain will then be merged with and into the Colorado Subsidiary with the Colorado Subsidiary the surviving corporation. The stockholders of the Added Value Companies (the "Target Stockholders") will be receiving cash and shares of the Common Stock of the Company as the consideration being paid by the Company to acquire the Added Value Companies pursuant to the terms of the Merger Purchase Agreement dated as of October 31, 1995 (the "Purchase Agreement"), among the Company, the Subsidiaries and the Added Value Companies.

         We are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. Assuming consummation of the Transaction as contemplated by the Purchase Agreement, the shares of the Company's Common Stock to be issued in the Transaction have been duly authorized by all necessary corporate action on the part of the Company and, if and when such shares of the Company's Common Stock are delivered to the stockholders of each of the Added Value Companies, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, to be filed

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November 6, 1995
Page 2

with the Securities and Exchange Commission in connection with the registration of the Company's Common Stock to be issued in the Transaction, and further consent to the use of this opinion in connection therewith.

                                Very truly yours,

                                /s/ RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN
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                                    RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN